Exhibit 10.1

CATERING SERVICE AGREEMENT

This catering service agreement (the “Agreement”) is made by and between,

Party A: Watts Valve Ningbo Co., Ltd., having its principle place of business at 536 Mingzhou Road West, Beilun, Ningbo, PRC

Party B: Ningbo Yiji Supply Chain Management Co., Ltd, having its principle place of business at Plant #11, 599 Hengshan Road West, Beilun, Ningbo, PRC

Party A and Party B shall be referred to hereinafter collectively the “Parties” or individually a “Party”.

After friendly discussion, the Parties agree as follows with respect to the provision of catering service by Party B for Party A’s employees at Party A’s cafeteria (the “Cafeteria”):

Article 1.  The Service, Service Term, and Main Terms and Conditions

1.1           The Service
(1)	Party A shall inform Party B of the numbers of cafeteria customers in advance as follows:
Lunch	:	Before 9:30 a.m.
Dinner	:	Before 3:00 p.m.
Late night meal	:	Before 5:00 p.m.

(2)	According to the number provided by Party A, Party B shall provide meals in line with the following requirements:

For Lunch (including two sets): Party B shall provide 11 dishes, including 5 meat dishes, 3 half-meat half-vegetable dishes and 3 vegetable dishes. Each Party A’s employee may choose one meat dish, one half-meat half-vegetable dish and one vegetable dish together with soup of the day and rice based on his/her personal taste.

For Dinner (including two sets): Party B shall provide 7 dishes, including 3 meat dishes, 2 half-meat half-vegetable dishes and 2 vegetable dishes. Each Party A’s employee may choose one meat dish, one half-meat half-vegetable dish and one vegetable dish according to his/her personal taste.

Fruit shall be provided on every Mondays and Fridays, adequate rice shall be provided every day.

The price for each set of meal per the above standard is RMB7 per person.

(3)	Party B shall be responsible for organizing and coordinating its own employees to provide catering service to Party A, and shall be solely responsible for its own profits and losses.

(4)	Party B shall ensure that the food be supplied with adequate quantity and in warm and healthy condition.

1.2           Service Term
Six months, commencing on August 24, 2010 and ending on February 23, 2011.

1.3           Cafeteria Customers
Service shall be limited only to Party A’s employees.

1.4           Party B’s Entry into the Cafeteria
Party A shall carry out all necessary procedures to allow Party B to entry into the Cafeteria, make a checklist for all the existing facilities and equipments in the Cafeteria and hand them over to Party B.

1.5           Provision and Maintenance of the Facilities and Equipments
Party A shall be responsible for the provision of the facilities and equipments necessary for the Cafeteria. Party B shall be responsible for the provision of the utensils necessary for the catering service (such as trays, dishes, large soup containers). Party B shall be responsible for the collection and cleaning of soup containers and other utensils in the Cafeteria after each meal service. Party A shall be responsible for the maintenance and replacement of facilities and equipments due to design defect or normal wear and tear after delivery.

1.6           Service Hours and Settlement of Balance Due
(1)
Party B shall deliver the food to the Cafeteria located within Party A’s factory site at the time designate by Party A (lunch: 11.05a.m.; dinner: 16.50p.m.; and late night meal: N/A). Party A’s employees shall slide their dining pass-cards for catering service.

(2)
Party B shall check the account payable with Party A before the 24th day of every month according to the transaction history of the employees’ dining pass-cards. After confirmation, Party A shall pay the confirmed amount for that month by bank account transfer before the 10th day of the next month.

Article 2.   Rights and Obligations of Party B

2.1	Rights of Party B
(1)
Party B has the right to manage and operate the Cafeteria at its own discretion, including organization and coordination of its employees, procurement of raw materials and formulation of cafeteria management rules.

(2)	Party B’s employees are entitled to safety right and shall be treated equally.

(3)	Party B is entitled to require the cafeteria customers to comply with the dining rules and keep the Cafeteria clean and hygienic.

(4)	Party B has the right to refuse to provide catering service to any employee out of the stipulated service hours.

2.2	Obligations of Party B
(1)
Party B shall strictly comply with the Law of People's Republic of China on Food Hygiene, the Measures of Ningbo Municipality on the Administration of Catering Service and Food Hygiene together with Party A’s regulations in connection with safety, environment protection and hygiene, and establish a system of food hygiene administration to prevent the food hygiene accidents.

(2)	The employees assigned by Party B shall pass the physical examination and hold the health certificates for work.

(3)
Party B shall utilize and maintain the facilities and equipments provided by Party A in a correct and proper manner. In case any purchase of new facilities and equipments is needed, Party B may only purchase such facilities and equipments with Party A’s prior written consent.

(4)	Party B must provide relevant management system assurance process to the satisfaction of the requirements of Party A’s the monitoring system.

Article 3.   Rights and Obligations of Party A

3.1	Rights of Party A
(1)
Party A has the right to check whether Party B complies with the regulations in relation to safety, environment protection and hygiene, to inspect at random the cafeteria hygiene, food quality and purchase invoices. For any non-compliance, Party A is entitled to require Party B to rectify it within specified time period.

(2)	Party A has the right to relay cafeteria customers justified opinions and complaints to Party B, and require Party B to coordinate and resolve the said opinions and complaints properly.

(3)	Party A has the right to consult with Party B regarding to the additional meal supply out of service hours.

(4)
Party A has the right to ask Party B to assist Party A in its non-routine employee satisfaction survey. Party A has the right to terminate this Agreement if the overall satisfaction survey result is lower than 50% for three times.

(5)	Party A has the right to check the food and the food hygiene administration system of Party B in accordance with Party A’s own criteria.

3.2	Obligations of Party A
(1)	Party A shall provide orientation trainings for the employees assigned by Party B including Party A’s regulation on safety, environment protection and hygiene.

(2)	If the number of catering customs will increase or decrease by more than twenty (20), Party A shall notify Party B one day in advance to allow Party B to adjust accordingly.

Article 4.   Modification, Cancellation and Termination of the Agreement

4.1
The Agreement shall be binding upon both parties after taking effective. Neither party may modify or cancel this Agreement at its discretion. In the event that one Party deems any modification or termination of this Agreement necessary, it shall give a one-month prior notice to the other Party, and this Agreement will be so modified or terminated if the Parties enter into a new written agreement after consultation.

4.2
If Party B is in breach of the provision of Article 2.2 (1) and has caused material food safety and hygiene accidents, Party A is entitled to terminate this Agreement without incurring any liabilities for breach of contract.

4.3	If Party B’s employees’ safety is threatened in the Cafeteria, Party B is entitled to terminate this Agreement without incurring any liabilities for breach of contract.

4.4	If Party B fails to satisfy the check-up requirements and cannot rectify non-compliance items within the one(1) month, Party A is entitled to terminate this Agreement.

Article 5.  Breach of Contact

5.1	Liabilities for Party B’s Breach
(1)
If Party B breaches the provision of Article 2.2 (1) herein and hair, thread or other similar inedible things (the “General Inedible Thing”) are found in any dish, Party B shall provide a new set of equivalent-value food free of charge or do not charge for the previous set of food, and then cease the sales of such dish immediately. If the General Inedible Things are found twice in the same dish within the same month, Party B shall put forward a written rectification plan to Party A.

(2)
If Party B breaches the provision of Article 2.2 (1) herein and fly, cockroach, mosquito, glass, metal or other similar inedible things (the “Material Inedible Thing”) are found in any dish, Party B shall cease the sales of such dish immediately and put forward a written rectification plan to Party A.

(3)
If Party B breaches the provisions of Article 2.2 (1) and Article 5.1(2) herein and has caused severe food safety and hygiene accidents, and if the competent health authority deems it is caused due to Party B’s default, Party B shall be liable as stipulated in Article 44 of the Law of the People's Republic of China on Product Quality, Article 41 and Article 42 of Law of the People's Republic of China on Protection of Consumer Rights and Interests.

(4)
If Party B breaches the provision of Article 1.6 and fails to deliver the food by stipulated time due to such special circumstances as water and power failure and car broken, Party B shall give a reasonable prior notice and reschedule the time so as to prevent any delay of meal supply.

(5)
If Party B breaches the provision of Article 2.2(3), if the facilities and equipments provided by Party A are lost or damaged due to Party B’s willful conducts or gross negligence, Party B shall be liable for the repair and compensate the losses sustained by Party A.

(6)	If Party B breaches the provision of Article 4.1 and terminate this Agreement without causes, Party B shall pay RMB5,000 to Party A as liquidated damage.

5.2	Liabilities for Party A’s Breach
(1)	If Party A breaches the provision of Article 4.1 and terminate this Agreement without causes, Party A shall pay RMB5,000 to Party B as liquidated damage.

(2)
If Party A breaches the provision of Article 3.2(2) and fails to inform Party B in advance, resulting in Party B’s failure to adjust meal supply to Party A’s employees, Party B shall not bear any responsibilities. Party A shall compensate Party B for any loss of incomes incurred therefrom.

(3)
If Party A breaches the provision of Article 1.5 and fails to maintain or replace the facilities and equipments, Party B is entitled to maintain or replace the facilities and equipments at its discretion and the costs and expenses incurred therefrom shall be reimbursed by Party A.

Article 6.   Miscellaneous

6.1
Party B agrees to keep strictly confidential of all Party A’s information. Party B may only disclose such information to the employees whose knowledge of the information is required for providing services under this Agreement, and may use such information solely for the purpose of this Agreement.

Party A	Party B
SIGNED by	SIGNED by
Date	Date